Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. Announces New Director, Reports Annual

Meeting Results and Declares Dividend

ATLANTA, January 11, 2012 (BUSINESS WIRE) — Zep Inc. (NYSE:ZEP)  today announced that Carol A. Williams was elected to the Company’s Board of Directors at its Annual Meeting of Stockholders held on January 10, 2012.  Ms. Williams, who was elected to the class of directors whose terms expire at the 2015 annual meeting, is the Executive Vice President of Manufacturing and Engineering of The Dow Chemical Company.

“We are pleased to have such an experienced executive from the chemical industry join our Board of Directors,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.  “Carol’s extensive background in chemical engineering, manufacturing and innovation will bring valuable contributions to the execution of the strategic plan for our company going forward.”

Ms. Williams’ career at Dow began in 1980, and since that time, she has served in a variety of executive positions, including Corporate Vice President of Market Facing, Business Development and Licensing Portfolio; Senior Vice President of Basic Chemicals; and President of Chemicals and Energy.  She assumed her current position at Dow in September 2011, and is also a member of Dow Chemical’s Executive Leadership Committee and Strategy Board.

In addition to Ms. Williams’ election, the Company’s stockholders re-elected O. B. Grayson Hall, Jr. to the class of directors whose terms expire at the 2015 annual meeting.  Stockholders also approved the Company’s executive compensation programs, recommended that the Company annually submit the Company’s executive compensation plans to stockholders, and ratified the appointment of Ernst & Young, LLP as the Company’s independent auditors for fiscal year 2012.

The Company also announced that the Board of Directors has declared a quarterly cash dividend of $.04 per common share payable February 1, 2012 to stockholders of record on January 23, 2012.

About Zep Inc.

Zep Inc., with fiscal 2011 net sales of $646 million, is a leading producer and marketer of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets.  Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets.  We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional™, Enforcer®, National Chemical®, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick, MicrobeMax™, Country Vet®, Konk™, Niagara National™ and a number of private labeled brands.  Some of Zep’s brands have been in existence since the Company’s 1937 founding.  Zep Inc.’s headquarters are in Atlanta, Georgia.  Visit our website at www.zepinc.com.

Investor Contact:	Media Contact:
Tony Mezza	Michael Ares
Zep Inc.	Fleishman-Hillard
404-603-7762	404-739-0133